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Exhibit 4.2

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of the 15th day of October, 2002, by and among JAZZ SEMICONDUCTOR, INC., a Delaware corporation formerly known as Specialtysemi, Inc. (the "Company"), CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), and CARLYLE PARTNERS III, L.P., a Delaware limited partnership ("CP III"), CP III COINVESTMENT, L.P., a Delaware limited partnership ("CP III Coinvestment"), and CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership ("Carlyle High Yield " and, together with CP III and CP III Coinvestment, "Carlyle"), and RF MICRO DEVICES, INC., a North Carolina corporation ("RFMD").

Recitals

        WHEREAS, the Company, Conexant, and Carlyle Capital Investors, L.L.C., a Delaware limited liability company ("Carlyle Capital") have entered into that certain Contribution Agreement dated February 23, 2002 (the "Contribution Agreement");

        WHEREAS, pursuant to that certain Assignment and Assumption Agreement by and between Carlyle Capital and Carlyle, dated as of March 12, 2002, Carlyle Capital has assigned all of its rights and obligations under the Contribution Agreement to Carlyle;

        WHEREAS, in connection with the consummation of the closing of the transactions contemplated by the Contribution Agreement, the Company, Carlyle and Conexant have entered into that certain Registration Rights Agreement dated as of March 12, 2002 (the "Original Registration Rights Agreement"); and

        WHEREAS, the Company, Carlyle and Conexant have entered into that certain Recapitalization Agreement dated as of July 30, 2002 (the "Recapitalization Agreement") pursuant to which the outstanding shares of Common Stock held by Carlyle and Conexant were exchanged for shares of Preferred Stock (the "Recapitalization");

        WHEREAS, in connection with the consummation of the closing of the transactions contemplated by the Recapitalization Agreement, the parties amended and fully restated the Original Registration Rights Agreement in its entirety as of July 30, 2002 (the "Amended Registration Rights Agreement");

        WHEREAS, the Company and RFMD have entered into that certain Preferred Stock Purchase Agreement dated as of August 22, 2002 (as amended, modified and supplemented to date, the "Stock Purchase Agreement");

        WHEREAS, the closing of the transactions contemplated by the Stock Purchase Agreement are conditioned upon, among other things, the grant of certain registration rights to RFMD;

        WHEREAS, in furtherance of the Stock Purchase Agreement, the Company, Carlyle, Conexant and RFMD wish to amend and fully restate the Amended Registration Rights Agreement in its entirety as set forth herein.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    GENERAL.

        1.1    Definitions.    As used in this Agreement the following terms shall have the following respective meanings:

          (a)   "Common Stock" means the common stock of the Company, par value $0.001 per share, consisting of two classes of Common Stock: the Class A Common Stock and the Class B Common Stock.

          (b)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (c)   "Holder" means Conexant, Carlyle, RFMD and any transferee of Registrable Securities previously held by either Conexant, Carlyle or RFMD to which registration rights have been validly transferred in accordance with Section 2.7 hereof.

          (d)   "Initial Offering" means the Company's initial public offering of its Common Stock registered under the Securities Act.

          (e)   "Preferred Stock" means the preferred stock of the Company, par value $0.001, consisting of two series of Preferred Stock: the Series A Preferred Stock and the Series B Preferred Stock.

          (f)    "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act with the SEC, and the declaration or ordering of effectiveness by the SEC of such registration statement or document.

          (g)   "Registrable Securities" means (i) shares of Common Stock issued upon any conversion of the Preferred Stock issued to Conexant and Carlyle in connection with the Recapitalization, or shares of Common Stock otherwise hereafter issued to or held by Conexant or Carlyle and (ii) shares of Common Stock issued upon any conversion of the Preferred Stock issued to RFMD pursuant to the Stock Purchase Agreement or shares of Common Stock otherwise hereafter issued to or held by RFMD. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a Holder to the public either pursuant to a registration statement or Rule 144 under the Securities Act or sold in a private transaction in which the Holder's rights under Section 2 of this Agreement are not assigned.

          (h)   "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders (selected by the Holders holding a majority of the Registrable Securities included in such registration), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding Selling Expenses and the compensation of regular employees of the Company which shall be paid in any event by the Company).

          (i)    "SEC" or "Commission" means the Securities and Exchange Commission.

          (j)    "Securities Act" shall mean the Securities Act of 1933, as amended.

          (k)   "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

          (l)    "Special Registration Statement"

  shall mean a registration statement (i) relating to any employee benefit plan, (ii) any registration statement filed on SEC Form S-4 or any registration statement filed with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statement related to the issuance or resale of securities issued in such a transaction, (iii) related to stock issued upon conversion of debt securities or (iv) relating to the underwritten sale or exchange of any debt securities of the Company.

SECTION 2.    REGISTRATION.

        2.1    Piggyback Registrations.    The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company in which Registrable Securities of such Holders may be registered pursuant to this Section (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements and any registration statement relating to the Initial Offering) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder, to the extent provided in this Section 2. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a)    Underwriting.    If the registration statement under which the Company gives notice under this Section 2.1 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, at the request of the underwriter, (i) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and (ii) complete and execute all questionnaires, powers of attorney, indemnities, and other documents as may be reasonably requested by the managing underwriters or as required under the terms of any underwriting agreements applicable to such underwriting. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; it being understood that if (A) in connection with an offering of securities solely by the Company, the underwriter determines in good faith that marketing factors require that no shares of Common Stock be underwritten or (B) such registration does not include shares of any other selling shareholders, any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any selling stockholder (other than the Holders) be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders holding not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (b)    Right to Terminate Registration.    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The

  Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.2 hereof.

        2.2    Expenses of Registration.    Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Holders of the securities so registered (including the Company) pro rata on the basis of the number of shares so registered.

        2.3    Obligations of the Company.    Subject to Section 2.1(b) above, whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a)   Upon effectiveness of the applicable registration statement, furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (b)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance acceptable to the Company (in its sole and absolute discretion), with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (c)   Notify each Holder of Registrable Securities covered by such registration statement at any time when, to the knowledge of the Company, a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (d)   Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

        2.4    Termination of Registration Rights.    All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates) as reflected on the Company's list of stockholders holds less than 1% of the Company's outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (c) all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 or another similar exemption under the Securities Act during any ninety (90) day period.

        2.5    Delay of Registration; Furnishing Information.

          (a)   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b)   It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

        2.6    Indemnification.    In the event any Registrable Securities are included in a registration statement under Section 2.1:

          (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (b)   To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.6(b) in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

          (c)   Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all indemnified parties that may be represented without conflict by a single counsel) shall have the right to retain one counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

          (d)   If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder except, in the case of willful fraud by such Holder.

          (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the provisions of Section 2.6(b) above, the provisions in the underwriting agreement shall control.

          (f)    The obligations of the Company and Holders under this Section 2.6 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        2.7    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires that number of shares of Registrable Securities equal to at least 20% of the total shares of Registrable Securities then held by the transferring Holder; or (d) is an Affiliate of such Holder provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all of the rights and restrictions set forth in this Agreement.

        2.8    Binding Agreement.    By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

        2.9    Limitation on Subsequent Registration Rights.    After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder piggyback registration rights senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

        2.10    "Market Stand-Off" Agreement.    Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed thirty (30) days prior to the effective date of a registration statement of the Company filed under the Securities Act to one hundred eighty (180) days following the effective date of such registration statement; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

        2.11    Agreement to Furnish Information.    Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder's obligations under Section 2.10 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by applicable law in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.10 and this Section 2.11 shall not apply to a Special Registration Statement. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.10 and 2.11.

        2.12    Rule 144 Reporting.    With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a)   Keep current and available public information, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the closing date of the Initial Offering;

          (b)   File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c)   So long as a Holder owns any Registrable Securities, following the closing of the Initial Offering, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.    MISCELLANEOUS.

        3.1    Governing Law.    This Agreement shall be construed in accordance with, and be governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

        3.2    Successors and Assigns.

          (a)   This Agreement shall be binding upon: the Company and its successors and assigns (if any); Conexant and its successors and permitted assigns (if any), Carlyle and its successors and permitted assigns (if any) and RFMD and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of: the Company, Conexant, Carlyle, RFMD and the respective successors and permitted assigns (if any) of the foregoing.

          (b)   None of the provisions of this Agreement is intended to provide any rights or remedies to any person other than the parties to this Agreement and their respective successors and assigns (if any).

        3.3    Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

        3.4    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        3.5    Amendment and Waiver.    Any provision of this Agreement may be amended or modified and the obligations of the Company and rights of the Holders hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding, (iii) Conexant, (iv) Carlyle, (v) RFMD and (vi) each other Holder that would be disproportionately affected by such amendment or waiver. Any amendment or waiver effected in accordance with the immediately preceding sentence shall be binding upon each Holder and the Company. Any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing signed by all affected Holders and shall be effective only to the extent specifically set forth in such writing.

        3.6    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

        3.7    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

        3.8    Attorneys' Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        3.9    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        3.10    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

JAZZ SEMICONDUCTOR, INC., a Delaware corporation	CONEXANT SYSTEMS, INC., a Delaware corporation

By:	/s/ SHU LI	By:	/s/ DWIGHT DECKER
	Shu Li President and Chief Executive Officer		Dwight Decker Chief Executive Officer

Address:	Address:
Jazz Semiconductor, Inc. c/o The Carlyle Group 101 S. Tryon Street, 25th Floor Charlotte, NC 28280 Attn: Claudius E. Watts IV Facsimile: (704) 632-0299	Conexant Systems, Inc. 4311 Jamboree Road Newport Beach, CA 92660 Attn: General Counsel Facsimile: (949) 483-9576

RF MICRO DEVICES, INC., a North Carolina corporation
By:	/s/ JERRY D. NEAL
Jerry D. Neal Executive Vice President of Marketing & Strategic Development
Address: RF Micro Devices, Inc. 7628 Thorndike Road Greensboro, NC 27409 Attn: Suzanne Rudy Facsimile: (336) 931-7655

CARLYLE PARTNERS III, L.P., a Delaware limited partnership
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
	By:	/s/ ALLAN M. HOLT Allan M. Holt Managing Director
CP III COINVESTMENT PARTNERS, L.P., a Delaware limited partnership
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
	By:	/s/ ALLAN M. HOLT Allan M. Holt Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership
By:	TCG High Yield, L.L.C., its General Partner
By:	TCG High Yield Holdings, L.L.C., its Managing Member
By:	TC Group, L.L.C., its sole Member
By:	TCG Holdings, L.L.C., its Managing Member
	By:	/s/ ALLAN M. HOLT Allan M. Holt Managing Director
Address: c/o The Carlyle Group 101 S. Tryon Street, 25th Floor Charlotte, NC 28230 Attn: Claudius E. Watts, IV Facsimile: (704) 632-0299

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  Exhibit 4.2
SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT